Exhibit 4.22

Technical Service Agreement

Filing No： 20200729007

Purchaser（Party A）：Beijing Qichi Trading Co., Ltd

Address: Room 002, Building D, Lin 29, Jiaocun village, Miaocheng Town, Huairou District, Beijing

Legal representative: Lv Suliang

Project contact: Li Jing

Contact information: [***]

Address: [***]

Provider (Party B): Beijing Lianji Technology Co., Ltd

Address: Room 003, 15 / F, block B, Building 1, No.38, Zhongguancun Street, Haidian District, Beijing

Legal representative: Wu Longming

Project contact: Zhou Hua

Contact: [***]

Mailing address: [***]

Considering Party B's good qualification and strong professional and technical advantages and expertise, Party A purchases the "Blockchain-Based Asset Digital Platform (version v.1.0)" developed by Party B, as well as the customized technical services (hereinafter referred to as "Party B's services") provided by Party B. After friendly discussion, on the base of truly and fully expressing their requests and the expectations, under the Agreement law of the people's Republic of China, both parties have reached the following agreement, which shall be abided by both parties.

Part one, Definitions

The words used in this Agreement have the following meanings:

1. "Software" includes "software system". Unless otherwise specified, it refers to the " Blockchain-Based Asset Digital Platform (version v.1.0)" described in this Agreement, including Party B's services and related documents.

2. "Deliverable" refers to the software and technical documents can be delivered by Party B, including installation disk, technical documents, user guide, installation guide and test report, etc.

3. "Delivery" refers to Party B's behavior of delivering the Blockchain-Based Asset Digital Platform (version v.1.0) and Party B's services within the time scheduled by both parties.

4. "Source code" refers to the source code of " Blockchain-Based Asset Digital Platform (version v.1.0)" specially developed by Party B for Party A.

5. "Trade Confidentiality" refers to any information owned by Party A and Party B and not known to any third party, including but not limited to management information, methods, customer list, business data, product information, sales channels, technical know-how, source code and computer documents; The information shall be deemed as trade confidentiality if not disclosed by Party A and Party B clearly.

6. "Project": it refers to the related independent subsystem or module that is completed by Party B in the process of selling " Blockchain-Based Asset Digital Platform (version v.1.0)" and Party B's service as specified in the Agreement.

7. "Specification" refers to the technical standards and specifications set out in the technology field or in Party B's services description.

8. "Working day" refers to all working days other than holidays stipulated by the state, and dates not specified as working days in calendar.

Part Two, Description of customized technical service of " Blockchain-Based Asset Digital Platform (version v.1.0)"

1. For the business operation purpose, it is kind of service rooted from the action that Party A purchases the blockchain-based asset digital platform (version v.1.0) from Party B. Party A shall provide a specific description of its customized requests; Once there were no specific description by Party A, Party B shall provide standard design and development with full understanding of the technical request.

2. Software system

2.1 The software system purchased by Party B is (system name): "          Blockchain-Based Asset Digital Platform (version v.1.0)"

2.2 The material technical functions of Party B:

1) Support Party A to complete and implement the blockchain-based technology for asset digitization business on the platform;

2) Software functions including: asset custody; digital asset issuance; digital asset transfer; digital asset redemption; digital asset management; configuration management of smart Agreement based on eth (Ethereum blockchain) public chain;

3) The types of assets including: traditional art including but not limited to painting, calligraphy, sculpture and various types of emerging art assets;

3. The target of " blockchain-based asset digital platform (version v.1.0)" and Party B's service

The overall function of the software shall meet the function requirements of the front-end website, the digital operation and management subsystem, the back-end operation and smart contract management subsystem, etc. which are communicated and known by both of Party A and Party B, and shall meet the technical parameters of correctness, efficiency, safety, reliability and practicability.

Part three Services of Party B

1. Delivery of software and Party B's services

From the date of signing this Agreement, Party B shall perform the obligations specified in this Agreement, complete and deliver the qualified software and services on time according to the schedule.

2. Information and materials

Party A and Party B shall fully cooperate and communicate with each other. Party B has the right to learn about the current status of Party A’s project and has rights ofvaccessing to related materials under the terms of this Agreement, and to learn and comprehend the existing relevant data and materials of Party A with related personnel, so as to conduct a comprehensive research and design of the software. Party A shall actively cooperate and communicate with Party B and provide Party B with clear and full information and materials, especially the information and materials related to the functions and qualifications of Party A for the software and Party B's services. If Party A fails to provide the information and materials held by Party A required by Party B, Party A shall bear the consequences of failure to provide such information and materials. Party B agrees that Party A is only obliged to provide the above information to Party B's project contact person, and Party B's project contact person shall immediately provide Party A with a written document after receiving the above information, and both parties agree that the information is applicable to the terms of "trade confidential protection" in this Agreement.

3. Service plan of Party B

3.1 Party A and Party B will jointly conduct the features analysis according to the description of the software and services required in the Agreement and also the data and information provided by Party A. Once Party A might consult or ask opinions from Party B on the software functions, objectives, requirements and related technical issues, Party B shall explain and reply in a timely manner.

3.2 Party B shall communicate with Party A and obtain Party A's confirmation according to the software function, objective and requirement analysis agreed in this Agreement.

4. Progress Report

Party B shall regularly provide Party A with project progress reports in e-mail, written notice or other forms, including project progress or project implementation, software delivery and Party B's service, difficulties and obstacles encountered, impacts of the project, personnel, whether there is project change, or other information related to the project which Party A should know or Party A requires to know. In case of any material problem or change occurred, Party B shall make a written report to Party A within 5 working days from the date of change. Party B shall also reply to the inquiry related to the project raised by Party A within 5 working days time to time. If Party B violates the provisions of this Agreement, Party B shall bear the adverse consequences of project delay and Party A's failure to make timely payment or its cooperation in respect of the project. Party A shall reply to Party B within 5 working days since the date of receiving the written report from Party B; If Party A delays in reply, refuses to reply or has other problems in reply, which affects the work progress of Party B, all consequences arising therefrom shall be borne by Party A.

5. Sub-contract

Without the written consent from Party A, Party B shall not transfer, subcontract or subcontract part or all of its rights and obligations under this Agreement to other third companies or individuals. Otherwise, Party A has the right to terminate the Agreement and claim for the legal responsibility of Party B.

Part Four Delivery and Acceptance

1. Subsystem delivery

1.1 Party B shall make the product delivery according to the time schedule agreed by both parties. Party B shall make corresponding test of the delivered parts under the provisions and function features of this Agreement.

1.2 Once the delivery could not be carried out according to the specified time due to the reasons of Party A, Party B will postpone the delivery accordingly; If Party A refuses to accept delivery, it shall be deemed that Party B has delivered it. If Party A requests delay in delivery or refuses to take-in the delivery, Party A shall make the payment according to the Agreement, except otherwise agreed by both parties.

2. Delivery

2.1 Party B shall deliver the software and all relevant documents in accordance with the contents and time agreed in the Agreement. Once the situation of the incomplete and inaccurate delivery of Party B occurred, it is deemed that Party failed to make a qualified delivery.

2.2 Under the guidance of Party B, the delivered project has any fault or problem due to improper operation and test of Party A, Party B shall help to clear or tackle the project failure or problem upon request of Party A, and the cost incurred shall be borne by Party A with discussion and determination by both parties. If the compensation could not be reached, both parties shall be taken the cost of similar projects into consideration for a parameter.

3. Acceptance

Party A shall immediately test and verify the delivered parts after receiving to confirm whether the functions, specifications and requirements of the agreed software and services are met. Once qualified, a written notice will be issued to Party B to approve the acceptance of the delivery; If there is any defect, the defect description will be provided and related upgrade will be conducted. Party B shall immediately fix the defect, and then test and re-evaluate the product, and submit the updated delivery accordingly. Party A shall issue a written acceptance documents or defect report to Party B after receiving the delivery. Both parties shall repeat this procedure until Party A confirms acceptance.

"Defects" mentioned in this Agreement refer to that the delivery parts do not meet the standards stated in the Agreement, or are not reach the requirement agreed by Party A and Party B.

4. System Acceptance

4.1 After the implementation of the software, Party A shall timely carry out the system acceptance of the software according to the function features. Party B shall send an acceptance request to Party A in the written form. After receiving the acceptance request, Party A shall complete the test and acceptance of the software system according to the standards agreed by both parties and signoff in the written form.

4.2 Once the software failed to pass the system acceptance due to defects, Party B shall tackle the fault within 5 working days and undertake the relevant expenses.

4.3 Once the software failed to pass the system acceptance due to Party A's reason, Party A shall tackle the fault within a reasonable time before acceptance. If the system fails to complete the acceptance within 15 days after receiving the acceptance request from Party B due to Party A's reason, Party B has the right to conduct unilateral acceptance in a reasonable way and submit the acceptance report to Party A, which is deemed as the pass of the acceptance. When Party B conducts unilateral acceptance, Party A shall provide convenience for the acceptance; Once Party B failed to carry out a unilateral acceptance due to Party A's reason, Party B shall be exempted from unilateral acceptance, and Party A shall be deemed to have passed the acceptance.

Part Five Intellectual property

The intellectual property of software products and customized development parts (including the docking part with the third-party system) shall be owned by Party A. Without a written permission of the other party, Party B shall not publish the source code, and cannot copy, forward, sell or disclose, transfer or license the technical achievements, software, know-how, confidential information, technical materials and documents involved in Party B's services to a third party in any way. Once Party B violated the provisions of this Agreement, should immediately stop such actions, and shall also pay a penalty equivalent to 30% of the total Agreement price to Party A; If the actual loss exceeds the penalty, Party B shall make up the excess accordingly. The intellectual properties not involved in Party B's services still belong to Party B.

Part Six, Term and Payment

1. Cooperation period: from July 29, 2020 to July 28, 2021.

2. The total fee to be paid by Party A is RMB 1.35 million (in words: one million three hundred and fifty thousand Yuan) in three times.

First payment: Party A shall pay Party B RMB 400,000 Yuan (in words: four hundred thousand yuan) within 5 working days after August 30, 2020.

Second Payment: Online launch, Party A shall pay Party B RMB 600,000 Yuan (in words: RMB 600000) within 5 working days after March 30, 2021.

Final payment: Party A shall pay Party B RMB 350000 Yuan (in words: three hundred and fifty thousand yuan only) within 5 working days after June 30, 2020.

3. Bank account information:

Account Name: Beijing Lianji Technology Co., Ltd

Bank of deposit: Chaoyang Park Branch of Beijing Branch of China Merchants Bank

Account number: [***]

Part Seven Liability for breach of Agreement and Exemption

1. At any time before the termination date of this agreement, if the performance of this agreement is affected by force majeure which is unforeseeable, unavoidable and insurmountable, Party A and Party B shall not be liable for breach of Agreement.

2. If any conditions based for the establishment and performance of this Agreement were changed due to external reasons (including but not limited to political, economic, financial, legal and other reasons) which cannot be attributed to Party A and Party B, and the changes bring direct impact to the performance of this Agreement, either Party A or Party B shall terminate this agreement in advance on the ground of force majeure. The valid evidence of this force majeure should be submitted to the other party timely, and also notification of the changes should send to the other Party within five workdays after noticing the changes. Party A and Party B shall not be liable for breach of Agreement.

3. If Party A fails to make payment according to the Agreement without any proper reason, and Party A fails to make payment within 7 working days after Party B's written notice, Party A shall pay Party B with a penalty of 1/1000 of the total Agreement fee per day. Party B shall not be responsible for the delay of consequence caused by the delay of payment.

Part Eight Confidentiality

1. Party A and Party B agree that they shall not disclose the relevant information under this agreement to any organization or individual, including but not limited to the other party's business information, customer information, product information and technical information obtained from the performance of this agreement, except for those required by laws and regulations or relevant national authorities and regulatory agencies.

2. Party A and Party B shall ensure that their relevant employees perform the confidentiality obligations under this agreement.

3. All confidentiality obligations under this Agreement shall not be invalid, rescinded or terminated due to any possible invalidity, rescission or termination of this agreement. If this agreement is declared invalid, rescinded or terminated, both parties shall continue to perform relevant confidentiality obligations.

Part Nine Dispute resolution

Any dispute arising from the performance of this agreement between Party A and Party B shall be settled through friendly negotiation. If the negotiation fails, either party has the right to bring a lawsuit to the people's Court of the place where Party B is located.

Part Ten Termination of agreement

1. Both parties have the right to terminate this Agreement three months in advance.

2. After the termination of this agreement, Party B shall assist Party A with the subsequent handover work.

Part Eleven Miscellaneous

1. This Agreement shall be signed by the representatives or authorized persons of Party A and Party B.

2. This agreement is made in duplicate, one copy for Party A and Party B respectively, and each copy has the same legal effect.

3. After this Agreement comes into effect, neither party shall change any terms of this Agreement without authorization by the other Party. If this agreement needs to be changed, both parties shall reach a written amendment through consultation. The additional terms of this Agreement have the same legal effect as this agreement.

(Signature page follows)

Party A: Beijing Qichi Trading Co., Ltd.

/s/: Li Jing
Legal representative / authorized representative: Li Jing
Tel: [***]
Date: July 29, 2020

Party B: Beijing Lianji Technology Co., Ltd

/s/ Zhou Hua
legal representative / authorized representative: Zhou Hua
Tel: [***]
Date: July 29, 2020